Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 29, 2009, relating to the financial statements and financial highlights which appear in the February 28, 2009 Annual Reports to Shareholders of GMO Alternative Asset Opportunity Fund, GMO Special Purpose Holding Fund, GMO Special Situations Fund and GMO World Opportunity Overlay Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Investment Advisory and Other Services — Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 2, 2009